                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            _______________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b)(c), AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                              StorageNetworks, Inc.
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                   86211E 10 3
                        --------------------------------
                                 (CUSIP Number)

                                December 31, 2001
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)
         [_] Rule 13d-1(c)
         [x] Rule 13d-1(d)




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CUSIP No. 86211E 10 3                13G                Page 2 of 6 Pages

-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter W. Bell
-------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
-------------------------------------------------------------------------------
      SEC USE ONLY
 3

-------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
-------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0* shares
      SHARES       ------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             3,154,400* shares
                   ------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0* shares
      PERSON       ------------------------------------------------------------
                          SHARED DISPOSITIVE POWER

       WITH          8    3,154,400* shares
-------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,321,066** shares
-------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT OF ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
-------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4%
-------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN
-------------------------------------------------------------------------------
      *  Excludes 166,666 shares held by PB Blind Trust.

      ** Includes 166,666 shares held PB Blind Trust and 3,154,400 shares held by PWB Limited Partnership. PWB Limited Partnership is the settlor and sole beneficiary of PB Blind Trust. PWB LLC is the general partner of PWB Limited Partnership, and Mr. Bell is a manager and the sole member of PWB LLC.

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CUSIP No. 86211E 10 3                13G                Page 3 of 6 Pages

Item 1(a).   Name of Issuer:

             StorageNetworks, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             225 Wyman Street, Waltham, Massachusetts 02451

Item 2(a).   Name of Person Filing:

             Peter W. Bell

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             225 Wyman Street, Waltham, Massachusetts 02451

Item 2(c).   Citizenship:

             United States of America

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             86211E 10 3

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is:

             [_] Broker or dealer registered under Section 15 of the Act

             (a) [_] Bank as defined in Section 3(a)(6) of the Act

             (b) [_] Insurance company as defined in Section 3(a)(19) of the Act

             (c) [_] Investment company registered under section 8 of the
                 Investment Company Act of 1940

             (d) [_] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E)

             (e) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

             (f) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)




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CUSIP No. 86211E 10 3                13G                Page 4 of 6 Pages

             (g) [_] A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act

             (h) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

             (i) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.      Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                 (a) Amount Beneficially owned as of December 31, 2001:

                           3,321,066* shares

                 (b) Percent of class:

                                3.4%

                 (c) Number of shares as to which such person has:

                         (i)   Sole power to vote or to direct the vote:

                               0 shares

                         (ii)  Shared power to vote or to direct the vote:

                               3,154,400** shares

                         (iii) Sole power to dispose or to direct the
                               disposition of:

                               0 shares

                         (iv) Shared power to dispose or to direct the disposition of:

                               3,154,400** shares

* Includes 166,666 shares held PB Blind Trust and 3,154,400 shares held by PWB Limited Partnership. PWB Limited Partnership is the settlor and sole beneficiary of PB Blind Trust. PWB LLC is the general partner of PWB Limited Partnership, and Mr. Bell is a manager and the sole member of PWB LLC.

**Excludes 166,666 shares held by PB Blind Trust.

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CUSIP No. 86211E 10 3                13G                Page 5 of 6 Pages


Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
          securities, check the following                               [X]

Item 6.   Ownership of More than Five Precent on Behalf of Another Person:

          Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
          Person:

          Not applicable

Item 8.   Identification of Members of the Group:

          Not applicable

Item 9.   Notice of Dissolution of a Group:

          Not applicable

Item 10.  Certifications:

          Not applicable

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CUSIP No. 86211E 10 3                13G                Page 6 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                /s/ Peter W. Bell
                                                --------------------------------
                                                Name


                                                February 11, 2002
                                                -------------------------------
                                                Date